SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  FORM N-18F-1

                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940


                              DGHM INVESTMENT TRUST
                               Name of Registrant


                            NOTIFICATION OF ELECTION


The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE


Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of New York, and the state of New York on the 8th day of May, 2007.

                                                  DGHM INVESTMENT TRUST
                                                  Name of Registrant

                                             By: /s/ Jeffrey C. Baker
                                                 _______________________________
                                                 Jeffrey C. Baker
                                                 Trustee and President
Attest: /s/ Bruce Geller
       _________________
Print Name: Bruce Geller
Title:  Chief Executive Officer